UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2014

Electronic Cigarettes International Group, Ltd.
(Exact name of registrant as specified in its charter)

Nevada	000-52745	98-0534859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11335 Apple Drive, Nunica, Michigan 49448
                 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (616) 384-3272

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

Asset Purchase Agreement

On July 2, 2014, Electronic Cigarettes International Group, Ltd. (f/k/a Victory Electronic Cigarettes Corporation) (the “Company” or “Ecig”) entered into an asset purchase agreement (the “Asset Purchase Agreement”) by and between (i) the Company, (ii) Hardwire Interactive Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of the Company (the “Buyer”), (iii) Hardwire Interactive Inc., a British Virgin Islands company (the “Seller”), and (iv) the selling owners of the Seller (the “Selling Owners,” and together with the Seller, the “Seller Parties” ). Pursuant to the terms of the Asset Purchase Agreement, the Selling Parties will sell and the Buyer will purchase all of the Seller’s assets and properties held in connection with, necessary for, or material to the Seller’s business of selling electronic cigarettes via the internet for a purchase price of (1) $5,000,000 (the “Closing Cash Payment”), (2) 3,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and (3) the assumption of all of the Seller’s liabilities relating to or arising out of any assigned contracts, the employment of the Seller’s employees or the ownership, operation or use of the assets being sold (the “Purchase”).

The Purchase is expected to occur on the first business day following the date upon which the closing conditions described below have been satisfied.

Conditions to Closing of the Purchase

The obligations of the parties to the Asset Purchase Agreement to consummate the Purchase are subject to the satisfaction (or, if applicable, waiver by the relevant party) of standard closing conditions. Additionally, the following specific conditions, among others, set forth in the Asset Purchase Agreement must be met before the consummation of the Purchase:

●	The Buyer or the Company shall have received financing in an amount equal to at least the Closing Cash Payment;
●	The Buyer shall have received copies of the Seller’s Financial Records (as defined in the Asset Purchase Agreement);
●	The Seller Parties shall have caused all assets owned by Global Northern Trading Ltd. to be transferred to the Seller;
●	The Company shall have entered into employment agreements with Devin Keer and Brian Phillips;
●
The Company and the Seller Parties will enter into a registration rights agreement pursuant to which the Company will agree to register the shares being issued as consideration based on certain terms and conditions; and

●	No Material Adverse Effect (as defined in the Asset Purchase Agreement) with respect to Seller will have occurred.

Termination

The Asset Purchase Agreement may be terminated prior to closing by (a) the written agreement of the Buyer and Seller or (b) by Buyer or Seller (i) if there has been a material breach by the other party of its representations, warranties or covenants contained in the Asset Purchase Agreement or (ii) if any of the closing conditions shall have not been met or becomes impossible to fulfill by July 31, 2014.

The foregoing description of the Asset Purchase Agreement is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, which is attached hereto to this Current Report on Form 8-K (this “Report”) as Exhibit 10.1.

Private Placement

On July 3, 2014, the Company entered into a securities purchase agreement with Man FinCo Limited, a company incorporated as an offshore company under the regulations of the Jebel Ali Free Zone Authority (the “Purchaser”) for the Purshaser to subscribe in a private offering for shares of Common Stock (the “Securities Purchase Agreement”). Pursuant to the Securities Purchase Agreement, the Purchaser agrees to purchase and the Company agrees to sell 2,962,963 shares of Common Stock (the “Initial Purchase”) at a purchase price of $6.75 per share or $20,000,000 in the aggregate (the “Purchase Price”). In the event that the Company sells shares of Common Stock in a public offering at a price of less than $7.94 (the “Public Offer Price”), then the Company shall issue to the Purchaser such additional number of shares of Common Stock as equal to the Purchase Price divided by the Public Offer Price multiplied by 0.85 (the “Reset Price”) less any shares initially issued to the Purchase.  Additionally, the Company granted to the Purchaser an option to purchase an additional number of shares of Common Stock as is derived by dividing $40,000,000 by the lower of the Purchase Price and the Reset Price (the “Option”). The Purchaser may exercise the Option in whole or in part at any time prior to the first anniversary of the closing date of the Initial Purchase. In the event that the Purchaser does not exercise the Option in whole or in part prior to such first anniversary, the Option shall remain exercisable in whole or in part until the second anniversary of the closing date of the Initial Purchase, but only for $20,000,000 of additional shares.

The Purchase is expected to occur by July 11, 2014 or such earlier date as may be agreed upon by the Company and the Purchaser.  At the time of the Purchase, the Company and the Purchase will enter into a registration rights agreement pursuant to which the Company will agree to register the shares being issued in the Purchase based on certain terms and conditions and the Company, the Purchaser and the Key Holders (as defined in the Securities Purchase Agreement) will enter into a voting agreement.

The foregoing description of the Securities Purchase Agreement is qualified in its entirety by reference to the full text of the Securities Purchase Agreement, which is attached hereto to this Report as Exhibit 10.2.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Asset Purchase Agreement entered into on July 2, 2014

10.2	Securities Purchase Agreement entered into on July 3, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 10, 2014		ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD.
	By:	/s/ James P. McCormick
Name: James P. McCormick Title: Chief Financial Officer